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                                                                    EXHIBIT 11.1


                EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS


              COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                    PRO FORMA NET INCOME PER COMMON SHARE






                                                YEAR ENDED DECEMBER 31,
                                             -----------------------------
                                                  1995            1996

Weighted average number of shares of
 common stock outstanding                       5,942,275       5,943,659

Common stock equivalents calculated
 using the weighted average stock price
 per share for the years presented                  5,307         266,377

Stock options and convertible stock
 issued during the twelve months
 immediately preceding the offering date
 (using the treasury stock method and
 the proposed initial public offering
 price per share)                                 641,501         641,501

Stock issued to satisfy S Corporation
 distribution based upon the proposed
 initial public offering price per share          806,452         806,452

                                            -------------------------------
    Pro forma weighted average shares
    outstanding                                 7,395,535       7,657,989
                                            ===============================

Pro forma net income (Note B)               $     887,000    $  2,443,000
                                            ===============================

Pro forma net income common share           $        0.12    $       0.32
                                            ===============================

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Note A:  The pro forma fully-diluted computations for the year ended December
         31, 1995 and 1996, respectively, are not reported as the calculation did not exceed 3% of the pro forma primary calculation.

Note B: The pro forma net income shown above reflects the incremental provision for Federal and state income taxes at the effective income tax rate as if the Company had been taxed as a C corporation and no foreign tax holidays had been granted during the years presented.